Exhibit 99.1

News Release 380 Interlocken Crescent • Broomfield, CO 80021 •303.460.9200• Fax: 720.566.3860 • www.mcdata.com

FOR IMMEDIATE RELEASE:	Nov. 4, 2003
Contacts
Media: Kathleen Sullivan (720) 558-4435; cell: (720) 480-5501 kathleen.sullivan@mcdata.com	Ryan Batty (720) 558-3934 ryan.batty@mcdata.com	Investors: Linda Dellett (720) 558-4474 Investor.relations@mcdata.com

McDATA Releases Preliminary Revenue Results for

Third Quarter 2003

BROOMFIELD, Colo. – Nov. 4, 2003 – McDATA® Corporation (Nasdaq: MCDTA/MCDT) today announced preliminary results for its third quarter 2003, ended October 31, 2003. McDATA currently expects revenue to be in the range of $93 to $95 million in the third quarter, compared with the company’s previous expectation of $107 to $112 million, which includes approximately $2 million of anticipated revenue from the recent acquisition of Nishan Systems.

“We believe end-customer demand for McDATA’s products and solutions remains solid, and we expect flat to sequential revenue growth from two out of three of our largest OEM/Reseller partners during the quarter,” said John Kelley, McDATA’s president and CEO. “Unfortunately, the company was not able to reach agreement with its largest OEM, EMC, in October on a variety of terms in a time frame that would allow all orders to be fulfilled and recognized for McDATA’s third quarter. However, we continue to work closely with EMC and value our strong, ongoing relationship.”

Joe Tucci, president and CEO of EMC Corporation said, “We continue to see solid end-user demand for McDATA products, and we value and remain committed to our partnership with McDATA.”

McDATA will announce full third-quarter 2003 results after the close of the market on Monday, December 1, 2003. McDATA will host a webcast beginning at 5:00 p.m. Eastern Time on December 1, which may be accessed at www.mcdata.com or (706) 679-8352. A replay will be available 2 hours after the call until December 8, 2003 at: (706) 645-9291, Passcode: 3842301.

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About McDATA (www.mcdata.com)

McDATA (Nasdaq: MCDTA/MCDT) is the expert provider of Multi-Capable Storage Networking Solutions™—hardware, software and services—that enable partners and customers around the world to reduce the total cost of storage management today, and be ready to adapt to the real-time information demands of tomorrow. Entrenched in over 8,000 data centers worldwide, McDATA solutions are at the heart of more than 80 percent of Fortune 100 storage network data centers, powering the latest e-business applications, customer databases, financial traffic and other mission-critical data. Customers leverage McDATA’s multi-capable solutions to realize immediate cost savings, reduce their investment risk, ensure the continuity of their operations and adapt to changing business requirements.

Forward-Looking Statements

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. Readers are urged to consider statements that include the terms “believes”, “belief”, “expects”, “plans”, “objectives”, “estimates”, “anticipates”, “intends”, “targets”, or the like to be uncertain and forward-looking. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to ramp SANavigator sales, our relationships with EMC Corporation and IBM and the level of their orders, the impact of the continued general economic slowdown on purchasing decisions by customers and capital spending, our ability to complete the successful implementation of an “outsourcing-focused” manufacturing model, our ability to expand sales into higher margin channels through system integrators and distributors, a loss of any of our key customers (or our OEMs’ key customers), distributors, resellers or our contract manufacturers, our ability to expand our product offerings and any transition to new products (such as higher port count and multi-protocol products) and OEM qualification of such new products which may occur after the general availability dates, possible inventory charges that may occur with any transition to such new products, component quality and availability, the development of the storage area network and switch markets, competition in the storage area network and switch markets, aggressive pricing and product give-aways by competitors, one-time events and other important risk factors disclosed previously and from time to time in our filings at the U.S. Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.